Exhibit 5.1

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020-1001

United States of America

T: +1 212 506 2500

F: +1 212 262 1910

www.mayerbrown.com

May 15, 2026

Truist Financial Corporation

214 North Tryon Street

Charlotte, North Carolina 28202

Re: 500,000 Depositary Shares (the “Depositary Shares”), Each Representing a 1/25th Interest in a Share of 6.250% Series S Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”)

Ladies and Gentlemen:

We have acted as counsel to Truist Financial Corporation, a North Carolina corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-276600) filed on January 19, 2024 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the issuance and sale of the Depositary Shares, pursuant to an Underwriting Agreement, dated May 12, 2026 (the “Underwriting Agreement”), among the Company and Truist Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters listed on Schedule II thereto, and the issuance and deposit of the Preferred Stock, against the delivery of the Depositary Receipts (the “Depositary Receipts”) evidencing the Depositary Shares, to be issued by Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary (collectively, the “Depositary”) under the Deposit Agreement, dated as of May 15, 2026 (the “Deposit Agreement”) between the Company, the Depositary and the holders from time to time of the Depositary Receipts.

In rendering the opinions expressed herein, we have examined (i) the Registration Statement, (ii) the global certificate representing the Depositary Receipts, (iii) the Deposit Agreement, (iv) the Underwriting Agreement, (v) the Articles of Incorporation of the Company, as amended and restated; (vi) the Bylaws of the Company, as amended and restated; and (vii) resolutions of the Company’s board of directors and/or committees thereof relating to the issuance of the Preferred Stock and offering of the Depositary Shares. In addition, we have examined such other documents, certificates and opinions and have made such further

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Mayer Brown LLP

May 15, 2026

investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Preferred Stock has been validly issued and is fully paid and nonassessable, and the Depositary Receipts evidencing the Depositary Shares have been validly issued and entitle the holders thereof to the rights specified in the Depositary Receipts and the Deposit Agreement, in each case subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

We are admitted to practice law in the States of New York and North Carolina and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the States of New York and North Carolina, and we express no opinion herein concerning the laws of any other jurisdiction.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement relating to the Depositary Shares and the Preferred Stock, dated May 12, 2026, which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Mayer Brown LLP

May 15, 2026

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP